Exhibit 10.1

March 11, 2009

Dr. Paul Ashton

President and CEO

pSivida Corp.

400 Pleasant Street

Watertown, MA 02472

Re: Resignation

Dear Paul:

By this letter (this “Resignation Letter”) I hereby resign as Vice President, Finance and Chief Financial Officer of pSivida Corp. (the “Company”), effective as of the close of business on March 20, 2009 (the “Resignation Effective Time”). I also hereby resign, effective as of the Resignation Effective Time, from all offices and other positions, including as a member of fiduciary and other committees, with the Company, the Company’s subsidiaries and the Company’s benefit plans. Subject to the terms and conditions of this Resignation Letter and provided that I have delivered to the Company a release of claims in the form hereto attached as Exhibit A (the “Release”) within 21 days following the Resignation Effective Time and do not revoke the Release within the seven-day period specified in the Release, the Company hereby agrees to provide me the benefits and payments described in Section 8(c) of my employment agreement with the Company dated as of May 16, 2006 (my “Employment Agreement”), as amended by this Resignation Letter, as though my employment had been terminated by the Company without Cause or by me for Good Cause, following adequate prior notice, as of the Resignation Effective Time. This Resignation Letter amends my Employment Agreement as follows:

(1)	The requirements under my Employment Agreement for notice prior to termination of employment will be deemed satisfied by this Resignation Letter.

(2)	The Company will not make any payments described under Section 8(c)(i) of my Employment Agreement. Instead, the Company will pay me a total of $413,149.00 in cash in the following manner: (a) within 2 business days of the effective date of the Release, a lump sum payment of $37,559, and (b) a lump sum payment of $37,559 on each of April 30, 2009, May 31, 2009, June 30, 2009, July 31, 2009, August 31, 2009, September 30, 2009, October 31, 2009, November 30, 2009, December 31, 2009 and January 31, 2010.

(3)

Notwithstanding the terms of any agreement to the contrary, including without limitation the terms of the Non-statutory Stock Option certificate evidencing the stock option granted to me on September 4, 2008 over 100,000 shares of common stock (the “September 4th Option Grant”) and the Non-statutory Stock Option certificate evidencing the stock option granted to me on September 10, 2008 over 10,000 shares of common stock (the “September 10, 2008 Option Grant”), the September 4th Option Grant and the September 10th Option Grant will be deemed to have automatically and immediately vested and become exercisable upon the termination of my employment and, provided the Release becomes effective as provided above, remain exercisable for a period of one (1) year following the Resignation Effective Time. If the Release does not become effective as provided above, the September 4th Option Grant and the September 10th Option Grant will cease to be exercisable on the 28th day following the Resignation Effective Time.

Except as provided in this Resignation Letter, the terms of my Employment Agreement shall continue in full force and effect to the extent provided in my Employment Agreement.

I also agree that I will not disparage the Company or any of its employees, officers, directors or agents in communications with third parties.

I understand that all payments made to me shall be subject to applicable tax withholding and that the Company will not be liable for any additional taxes, or any penalties or interest, with respect to any amounts that may be payable to me.

If the Company agrees to these terms, please so indicate by executing this letter agreement in the space indicated below, whereupon my resignation will take effect on the terms indicated above.

/s/ Michael J. Soja
Michael J. Soja

The Company agrees to the terms hereinabove specified, effective as of the date of this letter agreement.

/s/ Lori Freedman
By:	Lori Freedman
Title:	Vice President, Corporate Affairs, General Counsel and Secretary

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the employment agreement between me and pSivida Corp. (the “Company”) dated as of May 16, 2006, as amended by my Resignation Letter dated March 11, 2009 (the “Agreement”), which benefits are subject to my signing of this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of the subsidiaries or other affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement and (ii) any right of indemnification or contribution that I have pursuant to the Certificate of Incorporation, Constitution, By-Laws or other governing documents of the Company or any of its subsidiaries or other affiliates.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the General Counsel of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:	/s/ Michael J. Soja

Name (please print):	Michael J. Soja

Date Signed:	March 21, 2009